Exhibit 10.39

                           FIRST AMENDMENT TO LEASE

      This First Amendment to Lease is made this 15th day of September, 1995 by and between P.F.R.S. YAMATO ("Landlord") and HYDRON TECHNOLOGIES, INC. ("Tenant").

                      W I T N E S S E T H:

     WHEREAS, on or about May 8, 1995 Landlord and Tenant entered into a Lease and First Addendum to Lease for space at the Yamato
Office Center ("Lease"): and

     WHEREAS, pursuant to the Lease, Tenant leased approximately
5,914 square feet consisting of suite 403, Yamato Office Center, 1001 Yamato Road, Boca Raton, FL ("Demised Premises"); and

     WHEREAS, Tenant desires to expand the Demised Premises to lease an additional 350 rentable square feet and modify the Tenant Improvement Allowance and applicable rent credits as set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Newly Demised Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the area outlined on Exhibit "A" attached hereto, consisting of approximately 6,276 rentable square feet of space located at suite 403, Yamato Office Center, 1001 Yamato Road, Boca Raton, Florida, hereinafter referred to as the "Newly Demised Premises."

     2. Tenant Improvement Allowance. Landlord shall provide Tenant with a Tenant Improvement Allowance in an amount not to exceed $125,511.00 (5,457 usable square feet x $23.00 per usable square foot), which shall be applied as a credit against monthly base rent as follows:

          a. Tenant may improve the newly demised premises in phases. Tenant's credit against monthly base rent shall be determined in accordance with the amount of tenant improvements completed. For example, if Tenant improves only 3,000 square feet as phase one of its construction, upon obtaining a certificate of occupancy for the improved space, Tenant shall receive a credit against monthly base rent for $69,000.00. Additional credits against monthly base rent shall be determined in the same manner upon obtaining a certificate of occupancy for each additional phase of construction.


          b. Tenant shall remain obligated to pay the monthly rent adjustment deposits as they become due in accordance with the terms of the Lease.

          c. At any time during the term of this Lease when Tenant exhausts its monthly base rent credits, Tenant shall commence paying monthly base rent in addition to the monthly rent adjustment deposits.

     4. Improvements. Tenant shall construct improvements to the Newly Demised Premises, in accordance with the terms of the Lease.

     5. All terms and conditions of the Lease as originally executed and to the extent not modified herein shall remain in full force and effect.

     6. The terms of the Lease and this First Amendment to Lease shall constitute the entire understanding of the parties and may not be amended, supplemented, modified, waived or changed orally, but only in writing signed by the party as to whom enforcement of any such amendment, supplement, modification or waiver is souqht and making specific reference to the Lease.

     IN WITNESS WHEREOF, Landlord and Tenant have executed or cause to be executed this First Amendment to Lease as of the date first written above.

WITNESSES:                             LANDLORD

                                       P.F.R.S YAMATO CORP.

/s/                                    By:     /s/ Barry S. Altshuler
__________________                     Name:  Barry S. Altshuler
                                       Title:  Authorized Signatory
/s/
__________________
                                       TENANT:


                                       HYDRON TECHNOLOGIES, INC.

/s/                                    By:  /s/ Thomas G. Burns
__________________                     Name:   Thomas G. Burns
                                       Title: Vice President, Finance
/s/
__________________